EXHIBIT 99.1

Hi-Tech Pharmacal Enters into Agreement with Victory Pharma, Inc. to
Market and Distribute Naprelan®

Amityville, NY, January 3, 2007 - Hi-Tech Pharmacal, Co., Inc. (NASDAQ:HITK) announced today that it has entered into an agreement with Victory Pharma, Inc. to market Naprelan® in the United States. Naprelan® extended release tablets is a non-steroidal anti-inflammatory, licensed by Hi-Tech from Élan  Pharmaceuticals, Inc. Victory, based in San Diego, CA, will promote Naprelan® directly to physicians through its sales and marketing force. Hi-Tech concurrently terminated the marketing and distribution agreement with Blansett Pharmacal, its previous marketing partner.

Additionally, Hi-Tech has signed an agreement to sell Naprelan® to Victory Pharma subject to the satisfaction of certain conditions by both parties. If these conditions are met, the closing of this sale is expected to be effective in the Company’s fiscal fourth quarter. A portion of the proceeds of this transaction would be shared with Stat-Trade Inc., Hi-Tech’s current business partner on Naprelan®.

Commenting on the agreement, David Seltzer, President and CEO of Hi-Tech said, “We believe that this marketing agreement and the potential sale will help us maximize the value of the Naprelan® brand to Hi-Tech. Licensing the rights to Naprelan® and ultimately selling the asset enables us to focus on our core businesses, generic pharmaceuticals and branded OTC products. Our concentration in these areas will result in the long-term growth of the Company.”

Naprelan® is a non-steroidal anti-inflammatory agent that has been specially formulated using Élan’s patented IPDAS™ (Intestinal Protective Drug Absorption System) technology. Naprelan® offers the convenience of once-daily dosing and is indicated for the treatment of rheumatoid arthritis, osteoarthritis, ankylosing, spondylitis, tendonitis, bursitis, acute gout, primary dysmenorrhea, and mild to moderate pain.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Victory Pharma, Inc. is a private San Diego based specialty pharmaceutical company focused on acquiring, marketing and developing proprietary late stage pain and related products. Victory markets its existing pain products through its physician-based field sales force deployed throughout the U.S. Further information regarding Victory is available at www.VictoryPharma.com.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Bill Peters, CFO
Tel. (631) 789-8228